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RISK  FACTORS

An investment in our securities is highly speculative and subject to a high degree of risk. Only those persons who can bear the risk of the entire loss of their investment should participate. An investor should carefully consider the risks described below and the other information in this document and any filings we may make with the United States Securities and Exchange Commission (the "SEC") in the future before investing in the our common stock. The risks described below are not the only ones faced. Additional risks that we are aware of or that we currently believe are immaterial may become important factors that affect our business. If any of the following risks occur, or if others occur, our business, operating results and financial condition could be seriously harmed and the investor may lose all of its investment.

If  We  Do  Not  Obtain  Additional  Financing,  Our  Business  Will  Fail

Our current revenues are not sufficient to pay for our current operating expenses. In addition, our cash reserves are minimal and we have a substantial working capital deficit. Accordingly, we will require additional financing in order to complete our business plan of operations and satisfy our present creditors. We have financed our business operations to date from sales of equity securities, secured convertible notes and loans advanced by shareholders, including Logan Anderson, one of our directors. There is no assurance that Mr. Anderson will advance further funds to us in order to finance our business operations. There is also no assurance that we will complete any further sales of our secured convertible notes. We have no agreements for additional financing and there can be no assurance that additional funding will be available to us on acceptable terms in order to enable us to complete our plan of operations. We may not be able to continue operations if additional financing is not obtained.

As  We  Have  Not  Established  Significant  Revenues,  Our  Business  May  Fail

We acquired our current business and our worldbid.com web site in February 1999 and we did not commence earning revenues until August, 1999. Our revenues for the years ended April 30, 2000, April 30, 2001 and April 30, 2002 totaled only $90,577, $84,794 and $342,383 respectively. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, we must successfully implement our business plan and marketing strategies in order for us to earn significant revenues. We may not successfully implement all or any of our business strategies or successfully address the risks and uncertainties that we encounter. If we do not generate additional revenues from our business as planned, then our financial condition and operating results will suffer.

If We Do Not Succeed In Selling Subscription Fees To Users Of Our Worldbid Web Sites, Then We May Not Be Able To Achieve Our Projected Revenues And Our Business May Fail






Our business and marketing strategy contemplates that we will earn the majority of our revenues from subscription fees sold to registered users of our Worldbid web sites. There is no assurance that we will be able to generate substantial revenues from subscription fees or that the revenues generated will exceed our operating costs. Businesses using our Worldbid web sites may not accept paying subscription fees for access to the Worldbid web sites and may determine not to use our Worldbid web sites rather than pay a subscription fee. Businesses may not be prepared to pay a fee in order to post requests for tenders or offers for sales on the Web Site or to receive e-mails of requests for tenders. If businesses are not prepared to pay a fee for the use of Worldbid web sites, then our business may fail.


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If  Our  Strategic  Relationships  For Our Worldbid Web Sites Do Not Provide The
Benefits We Expect, Then We May Not Realize Significant Revenues From These Relationships

We have entered into strategic relationships for the marketing of our Worldbid web sites. These include our referral agreements and our sub-site strategic alliance agreements. We anticipate the benefits from the strategic relationships will be increased usage of our Worldbid web sites, additional exposure of our brand name and subsequent increases in sales of membership subscriptions and advertising. We believe that these relationships are critical to our success because they offer us the possibility of generating additional revenues for each of our revenue streams and increasing our public recognition. However, there is no assurance that these strategic relationships will generate further revenues. Apart from one of our sub-site alliances, none of these strategic relationships guarantee us revenue. We are relying on these strategic relationships as a means for marketing of our Worldbid web sites.

If Our Strategic Alliance Agreements For Our Regional And Industry Specific Sub-Sites Do Not Attract New Users To Our Web Sites, Then We Will Not Realize Significant Revenues From These Strategic Alliances

We have entered into strategic alliance agreements with our partners for the operation of our regional and industry specific sub-sites. We are relying on these partners to market our Worldbid sub-sites and to attract business in the particular region or industry that the sub-site is focused on. There is no assurance that our partners will be successful in attracting new businesses to the Worldbid web sites or creating public recognition of our Worldbid web sites in the target market. The failure of our partners to attract new businesses and create public recognition in any target market will mean that we may not create revenues from the sub-site that exceed our costs of development and operation of the sub-site, with the result that our business and financial condition will be harmed.

If We Do Not Succeed In Generating Public Recognition Of The Worldbid Web Sites, Then We May Not Be Able To Attract A Sufficient Number of Users to The Worldbid Web Sites In Order For Us To Achieve Profitability

We believe that the successful marketing, development and promotion of the Worldbid web sites are critical to our success in attracting businesses and advertisers. Furthermore, we believe that the importance of customer awareness will increase as low barriers to entry encourage the proliferation of web sites targeting the business to business market. If our marketing and promotion efforts are not successful in developing strong public recognition of the Worldbid web sites, then we may not be able to achieve revenues and our business may fail.

As Our Operating Results Are Difficult To Predict, An Investment In Our Common Stock Is Very Risky

Our future financial results are uncertain due to a number of factors, many of which are outside our control. These factors include:

A.   our  ability  to  increase  usage  of  the  Worldbid  Web  Sites;

B. our ability to generate revenue through the sale of membership subscriptions for the Worldbid Web Sites;

C. our ability to sell advertising on the Worldbid web sites and the timing, cost and availability of advertising on web sites comparable to ours and over other media;

D. The success of our strategic alliances in generating revenues for our Worldbid Web Sites;


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E.   The  amount  and  timing  of costs relating to expansion of our operations;

F. The announcement or introduction of competing web sites and products of competitors; and

G. The general economic conditions and economic conditions specific to the Internet and electronic commerce.

H. With the reduction in staffing levels we no longer employ a full time person responsible for security or technical problems that may occur on the web sites.

These factors could negatively impact on our financial results, with the result that we may not achieve profitability and our business may fail.

If  We  Never  Generate  Operating  Profit,  Then  Our  Business  Will  Fail

As of April 30, 2002, our accumulated deficit was $5,632,177. We sustained a $1,297,243 net loss for the year ended April 30, 2002. We expect to incur operating losses for the foreseeable future. We may never generate operating profits or, even if we do become profitable from operations at some point, we may be unable to sustain that profitability. We will not be able to achieve operating profits until we generate substantial revenues from our business operations. Our business model is not proven and there is no assurance that we will be able to generate the revenues that we plan to from our sales of subscription memberships, sales of data information, advertising and other sources. If we do not realize significant revenues from our business operations, then our operating expenses will continue to exceed our revenues and we will not achieve profitability.

If We Are Unable To Hire And Retain Key Personnel, Then We May Not Be Able To Implement Our Business Plan

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our chief operating officer, Mr. Paul Wagorn, and our President and Chief executive officer Logan Anderson. The loss of the services of any of these gentlemen and the further erosion of staff could have an adverse effect on our business, financial condition and results of operations.

If The Computer Systems That We Depend On For The Operation Of The Worldbid Web Sites Fail, Then We May Lose Revenues

Substantially all of our communications hardware and computer hardware is located at a facility in Victoria, British Columbia, Canada owned by an arms length Internet service provider. Our systems are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins, deliberate attempts by third parties to exceed the capacity of our systems and similar disruptive problems. Our coverage limits on our property and business interruption insurance may not be adequate to compensate for all losses that may occur. If our computer systems are rendered inoperable by any of these factors, then we may not be able to operate our Worldbid web sites until the problem with our computer systems is cured. We may lose users and potential revenue if we are unable to operate our Worldbid web sites for any extended period or if we have successive periods of inoperability.

We  May  Be  Unable  To  Protect  Our  Intellectual  Property

Our performance and ability to compete are dependent to a significant degree on our ability to protect and enforce our intellectual property rights, which include the following:



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A.   the  proprietary  technology  that  is  incorporated  into our Worldbid web sites;
B.   our  trade  names;  and
C. our Internet domain names, the vast majority of which relate to our Worldbid brand.

We may not be able to protect our proprietary rights, and our inability or failure to do so could result in loss of competitive and commercial advantages that we hold. Additionally, we may choose to litigate to protect our intellectual property rights, which could result in a significant cost of resources and money. We cannot assure success in any such litigation that we might undertake.

If The E-Commerce Market Does Not Continue To Develop And Grow, Then Our Business Model May Not Achieve Commercial Acceptance And Our Business May Fail

Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace and depends on the increased acceptance and use of the Internet as a medium of commerce. If e-commerce does not grow or grows more slowly than expected, we anticipate that fewer businesses will be prepared to pay to use our Worldbid web sites. Our long-term success depends on widespread market acceptance of e-commerce.

A  number  of  factors  could  prevent such acceptance, including the following:

A. buyers and sellers may be unwilling to shift their purchasing from traditional forums to online forums;

B. the necessary network infrastructure for substantial growth in usage of the Internet in international markets may not be adequately developed;

C. buyers and sellers may be unwilling to use online forums due to security and confidentiality concerns;

D. increased government regulation or taxation may adversely affect the viability of e-commerce;

E. online e-commerce generally lacks the human contact that offline transactions offer; and

F. lack of availability of cost-effective, high-speed Internet service in international markets.

The Trading Price Of Our Common Stock May Be Volatile, With The Result That An Investor May Not Be Able To Sell Any Shares Acquired At A Price Equal To Or
Greater  Than  The  Price  Paid  By  The  Investor

Our common shares are traded on the NASD OTC Bulletin Board under the symbol "WBID". Companies traded on the OTC Bulletin Board have traditionally experienced extreme price and volume fluctuations. Our stock price is at an all-time low and there is no assurance that our stock price will recover to previous levels. In addition, our stock price may be adversely affected by factors that are unrelated or disproportionate to our operating performance. Market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. In addition, the trading volume of our shares on the NASD OTC Bulletin Board has been limited to date. As a result of this potential volatility and potential lack of a trading market, an investor may not be able to sell any of our common stock that they acquire that a price equal or greater than the price paid by the investor.